Exhibit 10.6

Amendment to
NBT Bancorp Inc. Supplemental Executive Retirement Plan and
Supplemental Retirement Agreement for John H. Watt, Jr.

The NBT Bancorp Inc. Supplemental Executive Retirement Plan, effective as of December 19, 2016, and the supplemental retirement agreement between NBT Bancorp Inc. and John H. Watt, Jr., are amended by the parties as follows:

Section 4.2 of the Supplemental Executive Retirement Plan is amended by adding the following new paragraph:

(c)
Notwithstanding the above, the monthly Retirement Income Benefit payable to John H. Watt, Jr. in accordance with paragraphs (a) and (b) shall be increased by $6,824.06, paid in the form of a Joint and 50% Survivor Annuity.

NBT BANCORP INC.

By: /s/ Martin A. Dietrich	Date: 5/21/2024
Martin A. Dietrich
Chairman of the Board

By: /s/ John H. Watt, Jr.	Date: 5/21/2024
John H. Watt, Jr.
President and Chief Executive Officer